Exhibit 18

March 31, 2000

Airborne Freight Corporation
3101 Western Avenue
Seattle, Washington

At  your  request, we have read the description included in your  Quarterly
Report  on  Form  10-Q to the Securities and Exchange  Commission  for  the
quarter ended March 31, 2000, of the facts relating to your adoption of the generally  accepted accounting method under which you will  expense  engine overhaul costs as incurred.  We believe, on the basis of the facts  so  set forth and other information furnished to us by appropriate officials of the
Company,  that the accounting change described in your Form 10-Q is  to  an
alternative   accounting   principle   that   is   preferable   under   the
circumstances.

We  have  not  audited  any consolidated financial statements  of  Airborne
Freight Corporation and its consolidated subsidiaries as of any date or for any  period subsequent to December 31, 1999.  Therefore, we are  unable  to express,  and we do not express, an opinion on the facts set forth  in  the above-mentioned Form 10-Q, on the related information furnished  to  us  by officials  of  the  Company,  or  on the  financial  position,  results  of
operations,  or  cash  flows  of  Airborne  Freight  Corporation  and   its
consolidated  subsidiaries as of any date or for any period  subsequent  to
December 31, 1999.

Yours truly,

/s/Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Seattle, Washington